                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement"), is made this 25th day of June 1998, by and among MEDIRISK, INC., a Delaware corporation (the "Purchaser"), MARSHA L. BALLARD, a resident of the State of Texas ("Ballard"), ROBERT P. FRENCH, a resident of the State of Texas ("French"), and VHA SOUTHWEST, INC., a Texas corporation ("VHA;" Ballard, French and VHA being hereinafter collectively referred to as the "Shareholders" and individually as a "Shareholder," and Ballard and French being sometimes hereinafter collectively referred to as the "Responsible Shareholders");


                              W I T N E S S E T H:

         WHEREAS, the parties desire to enter into this Stock Purchase Agreement pursuant to which Purchaser will purchase all of the outstanding capital stock of Sweetwater Health Enterprises, Inc., a Texas corporation (the "Company") from the Shareholders upon the terms and subject to the conditions set forth herein (such purchase being sometimes hereinafter referred to as the "Acquisition"); and

         WHEREAS, Ballard and French are employees, officers and/or directors of the Company, and will receive appreciable benefits from the purchase and sale of the stock of the Company as contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                       PURCHASE AND SALE OF COMPANY STOCK

         1.1 PURCHASE AND SALE OF COMPANY STOCK. Subject to the terms and conditions hereinafter set forth, the Shareholders shall sell to Purchaser, and Purchaser shall purchase from the Shareholders, free and clear of all liens, claims, charges and encumbrances of any nature whatsoever, an aggregate of 300,000 shares of issued and outstanding common stock of the Company (collectively, the "Company Stock"), which shares represent all issued and outstanding shares of capital stock of the Company. Each Shareholder shall sell the number of shares of Company Stock set forth opposite his, her or its name on
SCHEDULE 1.1.

         1.2 PURCHASE PRICE. In consideration of the sale and delivery of the Company Stock, and in reliance on the representations and warranties set forth in Article II below, Purchaser shall pay to the Shareholders the sum of $6,207,508.00 in the aggregate in cash by wire transfer at Closing, such amount to be allocated among the Shareholders as set forth on SCHEDULE 1.2 under the heading of "Allocation of Purchase Consideration to Shareholders." (Such consideration being hereinafter referred to as the "Purchase Consideration.")


                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         The Responsible Shareholders, jointly and severally, represent and warrant to Purchaser as follows (with all Shareholders severally, but not jointly and severally, making the representations and warranties set forth in Sections 2.2 and 2.3(b) below):

         2.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas with the full power and authority to carry on its business in the places and as it is now being conducted and to own and lease the properties and assets it now owns or leases. The Company is duly qualified to transact business and in good standing in the other states listed on SCHEDULE 2.1, which, except for immaterial failures to qualify, are the only additional jurisdictions in which operations of the Company's business or the assets of the Company require such qualification.

         2.2 AUTHORITY AND STATUS. Each Shareholder has the capacity and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person not previously obtained. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed in connection with this Agreement (the "Transaction Documents") by each Shareholder constitute or will, when executed and delivered, constitute the valid and legally binding obligations of such Shareholder, enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         2.3      CAPITALIZATION; OWNERSHIP OF COMPANY STOCK.

                  (A) The authorized capital stock of the Company consists of 1,000,000 shares of Class A common stock, $0.01 par value per share, 285,000 of which are issued and outstanding, 100,000 shares of Class B common stock, $0.01 par value per share, 15,000 of which are issued and outstanding, and 100,000 shares of Class C common stock, $0.01 par value per share, none of which are issued or outstanding (collectively, the "Company Stock"). All of the issued and outstanding shares of Company Stock are duly and validly issued and outstanding, are fully paid and nonassessable, and were issued pursuant to a valid exemption from registration under the Securities Act of 1933, as amended (the "Securities Act"), and in accordance in all material respects with all applicable state securities laws. Except as set forth on SCHEDULE 2.3, there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the common stock or any other capital stock of the Company, and there are no outstanding securities of the Company convertible into or exchangeable for shares of common stock or any other capital stock of the Company.

                  (B) Each Shareholder is the legal and beneficial owner of the number of shares of Company Stock reflected opposite his, her or its name on
SCHEDULE 1.1, free and clear of all liens, claims, charges, encumbrances, security interests, pledges or other claims.

         2.4 SUBSIDIARIES, INVESTMENTS AND PREDECESSORS. Except as set forth on
SCHEDULE 2.4, the Company has not owned and does not currently own, directly or indirectly, of record, beneficially or equitably any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on SCHEDULE 2.4 is a listing for the last five years of all predecessor companies of the Company, including the names of any and all entities from which the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on SCHEDULE 2.4, the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off, split-up or otherwise, any material assets or business of the Company.

         2.5      LIABILITIES AND OBLIGATIONS OF THE COMPANY.

                  (A) Attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's audited balance sheets as of 31 December 1995, 1996 and 1997 and the related statements of operations and cash flows for the fiscal years ending on 31 December 1995, 1996 and 1997 (together with the notes thereto, the "Financial Statements"). Also attached as SCHEDULE 2.5 are true, correct and complete copies of the Company's unaudited balance sheet as of 31 May 1998 and the related unaudited statement of operations for the five-month period then ended (the "Interim Financial Statements"). Except as specifically described in SCHEDULE 2.5, the Financial Statements are complete to the extent required by generally accepted accounting principles, and the Financial Statements and the Interim Financial Statements have been prepared in accordance with generally accepted accounting principles (except that the Interim Financial Statements do not contain any notes thereto and are subject to normal recurring year-end adjustments, which individually and in the aggregate will not deviate substantially therefrom). Subject to the foregoing sentence, the Financial Statements and the Interim Financial Statements fairly present in accordance with generally accepted accounting principles the financial condition of the Company and the results of its operations and changes in financial position in all material respects as of the dates and for the periods reflected therein.

                  (B) Except as described in SCHEDULE 2.5, the Company has no liability or obligation related to its assets or business (whether accrued, absolute, contingent or otherwise), except for (i) the liabilities and obligations of the Company that are disclosed or reserved against in the Interim Financial Statements or disclosed in the notes to the Financial Statements as of and for the period ended 31 December 1997, to the extent and in the amounts so disclosed or reserved against, (ii) liabilities that were incurred or accrued in the ordinary course of the Company's business since the date of the Interim Financial Statements, (iii) the liabilities and obligations of the Company under the Material Agreements (as that term is defined in Section 2.11), and (iv) liabilities and obligations of the Company which, individually or in the aggregate, do not, and which are reasonably not expected to, exceed $50,000.00. For purposes of this Agreement and the Schedules hereto, the parties acknowledge that liabilities of the Company disclosed on the Financial Statements or Interim Financial Statements which do not attach to any specific asset of the Company do not need to be specifically referenced in this Agreement nor disclosed on any Schedule hereto as an exception to title or otherwise.

         2.6 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 2.6, the execution and delivery of the Transaction Documents by each of the Shareholders do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company;
(b) require any consent or approval not previously obtained under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which the Company is a party or by which any of the Company's properties are bound; (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to the Company or by which any of the Company's properties are bound; (d) result in the creation of any lien upon any of the assets or business of the Company, other than liens granted by Purchaser; or (e) to the reasonable knowledge and belief of the Responsible Shareholders, have any material impact on Purchaser's right after the Closing to conduct the business of the Company as being conducted by the Company prior to the Closing.

         2.7 LITIGATION Except as set forth on SCHEDULE 2.7, there is no suit, action, proceeding, claim or investigation pending or, to the knowledge of the Responsible Shareholders, threatened against the Company; and to the knowledge of the Responsible Shareholders, there exists no basis or grounds for any such suit, action, proceedings, claim or investigation that, individually or in the aggregate, would reasonably be expected to have a material adverse impact upon the transactions contemplated hereby or the business or financial condition of the Company. SCHEDULE 2.7 also contains a brief description of (a) any suit, action, legal proceeding or claim involving the Company settled or otherwise concluded since 1 January 1993, or (ii) any investigation by a governmental agency which to the knowledge of the Responsible Shareholders involved the Company and which has been settled or otherwise concluded since 1 January 1993.

         2.8 PERMITS. Except as set forth on SCHEDULE 2.8, the Company holds all licenses, permits and other authorizations from all appropriate federal, state or other public authorities which are material to the Company's business and which are legally required for the conduct of the Company's business and the use of its assets, all of which are listed on SCHEDULE 2.8. Except as set forth on
SCHEDULE 2.8, the Company is conducting and has conducted its business so as to comply with all applicable statutes, rules, ordinances, regulations, orders, injunctions, decrees or any other requirement of any governmental body, agency or authority binding on it, or relating to its property or business or its advertising, sales or pricing practices ("Applicable Law") except where the failure to comply with such Applicable Law would not have a material adverse affect on the Company, its properties, operations or financial condition.

         2.9 TITLE TO ASSETS. Attached as SCHEDULE 2.9 is a list and summary description of all real property owned or leased by the Company and of all items of personal property with a fair market value in excess of $15,000.00 owned or leased by the Company (such list identifying the properties owned by the Company and all of the leases or agreements under which the Company is lessee of or holds or operates any property within the specified parameters). Except as set forth on SCHEDULE 2.9, the Company has good and valid title to all of its property and assets, other than leased property, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances, except (a) as disclosed or reserved in the Financial Statements or the Interim Financial Statements and (b) for liens for current taxes not yet due and payable, and (c) liens or other encumbrances securing amounts payable (not exceeding $25,000.00 in the aggregate) to materialmen, carriers, landlords and like persons, all of which may not yet be due and payable.

         2.10     COMPUTER SOFTWARE, INTELLECTUAL PROPERTY.

                  (A) Attached SCHEDULE 2.10(A) sets forth a list and summary description, complete and correct in all material respects, of all trademarks, trade names, service marks, service names, brand names, copyrights and patents, registrations thereof and applications therefor, applicable to or used by the Company in the conduct of its business, together with a complete list of all licenses granted by or to the Company with respect to any of the above. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.10(A) as owned by the Company are owned by the Company free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever. All such trademarks, trade names, service marks, service names, brand names, copyrights and patents reflected on SCHEDULE 2.10(A) as licensed, leased or otherwise used (but not owned) by the Company are used by the Company pursuant to terms of binding agreements under which the Company has the right to use such trademarks, trade names, service marks, service names, brand names, copyrights and patents as currently used in the Company's business without payment of any royalty or other fee, except as set forth on SCHEDULE 2.10(A). The Company is not currently in receipt of any notice of violation of, and the Company is not violating, the rights of others in any trademark, trade name, service mark, copyright, patent, trade secret, know-how or other intangible asset.

                  (B) Attached SCHEDULE 2.10(B) contains a list, complete and correct in all material respects, of the computer software, databases and other intellectual property that is owned by the Company (the "Owned Software"). Except as set forth on SCHEDULE 2.10(B), the Company has exclusive rights and title to the Owned Software, free and clear of all liens, claims, security interests and encumbrances of any nature whatsoever, including claims or rights of employees, agents, consultants, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Owned Software. Except as set forth on SCHEDULE 2.10(B), the Owned Software is not dependent on any Licensed Software (as defined below) in order to operate fully in the manner in which it currently is operated, except for operating systems and third party applications that are stated in the Owned Software documentation and are readily commercially available. No Owned Software has been published or disclosed by the Company to any other parties, except as set forth on SCHEDULE 2.10(B) and except pursuant to contracts requiring such other parties to keep such Owned Software confidential. To the knowledge of the Responsible Shareholders, no such other party has breached any such obligation of confidentiality.

                  (C) Attached SCHEDULE 2.10(C) contains a list, complete and correct in all material respects, of all computer software, databases and other intellectual property that is used by the Company and for which the Company is the licensee or lessee or otherwise has legal rights of use (other than commercially available over-the-counter "shrinkwrap" software) (the "Licensed Software"). SCHEDULE 2.10(C) also sets forth a list, complete and correct in all material respects, of all license fees, rents, royalties or other charges that the Company is required or obligated to pay with respect to Licensed Software. Prior to the date of this Agreement, the Company has delivered to Purchaser true and complete copies of all agreements under which the Company has the right to use Licensed Software. Except as described on SCHEDULE 2.10(C), the Company has the right and license to use, sublicense, modify and copy the Licensed Software, free and clear of any limitations or encumbrances other than the payment of license or royalty fees set forth on SCHEDULE 2.10(C). The Company is in compliance in all material respects with all provisions of any license, lease or other similar agreement pursuant to which the Company has rights to use the Licensed Software. Except as disclosed on SCHEDULE 2.10(C), none of the Licensed Software has been incorporated into or made a part of any Owned Software or any other Licensed Software. The Company has not published or disclosed any Licensed Software to any other party except, in the case of Licensed Software that the Company leases or markets to others, in accordance with and as permitted by any license, lease or similar agreement relating to the Licensed Software and except pursuant to contracts requiring such other parties to keep the Licensed Software confidential. To the knowledge of the Responsible Shareholders, no party to whom the Company has disclosed Licensed Software has breached such obligation of confidentiality.

                  (D) The Owned Software and the Licensed Software constitute all software used by the Company in relation to the business of the Company (the "Company Software"). Attached SCHEDULE 2.10(D) sets forth a list of all contract programmers, independent contractors, nonemployee agents and persons or other entities (other than employees) who have performed computer programming services for the Company in connection with any of the Owned Software and identifies all contracts and agreements to which the Company is a party pursuant to which such services were performed. The transactions contemplated by this Agreement will not cause a breach or default under any license or similar agreement relating to the Company Software or materially impair the Company's ability to use the Company Software in the same manner as such Company Software is currently used by the Company. The Company is not infringing any intellectual property rights of any other person or entity with respect to the Company Software, and, to the knowledge of the Responsible Shareholders, no other person or entity is infringing any intellectual property rights of the Company with respect to the Company Software.

                  (E) The Company and, to the knowledge of the Responsible Shareholders, all other parties to any licensing or similar arrangements under which the Company is the licensor or has otherwise granted the right to use the Company Software are in compliance in all material respects with such licensing or similar arrangements and are not in breach in any material respect of their obligations with respect thereto. The Company is not a party to any license, installation agreement, maintenance agreement, data processing agreement, services agreement or other agreement pursuant to which it is committed to perform software installation, modifications, enhancements or services without payment or for payments which, in the aggregate, are less than the reasonably anticipated cost to perform such installation, modifications, enhancements or services. The Company has complied in all material respects with its obligations to its customers and licensees in respect of the Company Software.

                  (F) Except as set forth on SCHEDULE 2.10(F), the Company has granted no marketing rights in the Company Software to any third party, and, to the knowledge of the Responsible Shareholders, all marketing rights granted by any third party to the Company for such third-party's software, if any, have been granted exclusively to the Company. SCHEDULE 2.10(F) lists and separately identifies all agreements pursuant to which the Company has granted or been granted rights to market software, databases and other intellectual property owned by third parties.

         2.11     CONTRACTS.

                  (A) Attached as SCHEDULE 2.11(A) is a true and correct list of all contracts, agreements and other instruments to which the Company is a party (other than contracts with the customers of the Company for provision of the Company's products or services) under which the aggregate liability of, or benefit to, the Company under any such contract, agreement or other instrument could reasonably be expected to exceed $15,000.00, and including without limitation as to value (but except as otherwise hereinafter provided), all contracts, agreements and other instruments concerning the following matters (collectively the "Material Agreements"):

                  (i) the lease (as lessee or lessor) or license (as licensee or licensor) of (A) any personal property (tangible or intangible) having an aggregate liability or benefit to the Company in excess of $15,000.00, or (B) any real property;

                  (ii) the employment, termination, severance or engagement of or with respect to any officer, director, employee, consultant or agent;

                  (iii) any arrangement between or among the Company, its affiliates, the Shareholders, any director, officer or employee thereof and/or related persons, with respect to loans, guarantees and credit arrangements to or from such persons;

                  (iv) any arrangement limiting the freedom of the Company to compete in any manner in any line of business or requiring the Company to share profits;

                  (v) any arrangement that could reasonably be anticipated to have a material adverse effect on the Company, financial or otherwise;

                  (vi) any arrangement not in the ordinary course of business having an aggregate liability or benefit to the Company in excess of $15,000.00;

                  (vii) any power of attorney, whether limited or general, granted by or to the Company;

                  (viii) any other arrangement that requires performance for a period of more than thirty (30) days, other than contracts entered into in the ordinary course of business;

                  (ix) any loan agreement, contract or other arrangement relating to the borrowing of money by the Company and the amount outstanding thereunder or the guarantee by the Company of any third-party obligation (other than endorsements of checks in the ordinary course of business);

                  (x) any agreement or arrangement involving intellectual property rights, other than (A) contracts entered into in the ordinary course of business with customers, (B) "shrink-wrap" software licenses and (C) items listed in SCHEDULES 2.10(A), 2.10(B), 2.10(C) or 2.10(F);

                  (xi) any contract or arrangement relating to the provision of data processing or network communication (including telecommunication) services to or by the Company or any affiliate thereof; and

                  (xii) any contract or arrangement relating to the provision, purchase or sale of goods or services, other than (A) contracts entered into in the ordinary course of business and involving payments not in excess of $15,000.00, and (B) contracts or arrangements that may be cancelled by the Company on not more than thirty (30) days' notice without further obligation by the Company (other than liabilities associated with goods or services delivered pursuant to such contracts or arrangements).

                  (B) Except as set forth on SCHEDULE 2.11(B), (i) the Material Agreements are valid, effective and binding upon the Company and, to the knowledge of the Responsible Shareholders, binding upon the other parties thereto, in accordance with their terms, (ii) there is not under any Material Agreement (A) any existing or claimed material default by the Company or (B) to the knowledge of the Responsible Shareholders, any existing or claimed material default by any other party, and (iii) there is no actual or, to the knowledge of the Responsible Shareholders, threatened, termination, cancellation or limitation of any Material Agreements (except for scheduled expirations as may occur pursuant to the express terms of any such Material Agreement). To the knowledge of the Responsible Shareholders, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Material Agreements.

         2.12     TAXES.

                  (A) Except for immaterial failures to file, the Company has timely and accurately filed all federal, state, foreign, local and other tax and information returns and reports required to be filed by it and has timely paid, or will timely pay, all taxes, including, without limitation, any and all income, sales, use, withholding, excise and other taxes (collectively "Taxes") due, owing and payable on or before the Closing Date for all periods prior to Closing. No liens have been filed and no claims are being asserted or, to the knowledge of the

Responsible Shareholders, contemplated with respect to any Taxes owed by the Company. No restrictions on assessment or collection of Taxes have been waived with respect to the Company, and the Company has not consented to the extension of any statute of limitations with respect to the Company relating to Taxes, except for waivers or consents that are no longer in effect. The Company has received no notice of assessment or proposed assessment of any Taxes claimed to be owed by it or any other person or entity on its behalf. Except as set forth on SCHEDULE 2.12, no returns, reports or forms filed by or on behalf of the Company with respect to Taxes are currently being audited or examined, and the Company has not received any notice of any such audit or examination.

                  (B) The Company has withheld or collected from each payment made to each of its employees the amount of all Taxes required to be withheld or collected therefrom, and the Company has, to the extent due, paid the same to the proper tax depositories or collecting authorities.

                  (C) All ad valorem property taxes for years prior to 1998 imposed on the Company with respect to, or which may become a lien on, its assets have been paid in full.

         2.13 EMPLOYEE BENEFIT PLANS. Attached as SCHEDULE 2.13 is a list of every pension, retirement, profit-sharing, deferred compensation, severance pay, vacation, bonus or other incentive plan, any other written or unwritten employee program, arrangement, agreement or understanding that involves the expenditure of more than $1,000.00 per year, any medical, vision, dental or other health plan, any life insurance plan or any other employee benefit plan or fringe benefit plan, including without limitation any "employee benefit plan," as that term is defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended ("ERISA"), adopted, maintained, sponsored or contributed to by the Company at any time during the six-year period ending on the date hereof for the benefit of employees, retirees, dependents, spouses, directors or other beneficiaries and under which employees, retirees, dependents, spouses, directors or other beneficiaries are eligible to participate (collectively, the "Benefit Plans"). All of the Benefit Plans (and any related trusts subject to ERISA) comply with and have been administered in all material respects in compliance with the applicable provisions of ERISA, all applicable provisions of the Code, all applicable state or federal securities laws and all other applicable laws, rules and regulations. No event has occurred that will or could reasonably be expected to give rise to a disqualification of any such plan under Sections 401(a) or 501(a) of the Code or to a tax under Section 511 of the Code. Neither the Company nor any administrator or fiduciary of any such Benefit Plan (or agent or delegate of any of the foregoing) has engaged in any transaction or acted or failed to act in any manner that could reasonably be expected to subject the Company to any direct or indirect liability for a breach of any fiduciary or co-fiduciary duty under ERISA. No "party in interest" (as defined in Section 3(14) of ERISA) or "disqualified person" (as defined in Section 4975(e)(2) of the Code) of any Benefit Plan has engaged in any "prohibited transaction" (within the meaning of Section 4975(c) of the Code or Section 406 of ERISA and not exempt under Section 408 of ERISA) for which there is no applicable exemption.

         2.14 CUSTOMERS. Attached as SCHEDULE 2.14 is a list, complete and correct in all material respects, of all of the customers doing in excess of $15,000.000 of business with the Company during 1995 and 1996, and in excess of $5,000.00 of business in 1997 and to date in 1998 setting forth as to each such customer its name, address, telephone number and principal person of contact. The Company has not received any notice, nor does it have any reason to believe, that any such customer has taken or contemplates taking steps that could disrupt the business relationship of the Company with such customer.

         2.15 OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 2.15(A) lists the names of all directors and officers of the Company. SCHEDULE 2.15(B) lists the name and location of each bank or other institution in which the Company has any deposit account or safe deposit box, all account numbers and names of all persons authorized to draw thereon or to have access thereto.

         2.16 INTERESTED TRANSACTIONS. Except as set forth on SCHEDULE 2.16, the Company is not a party to any contract, agreement or other instrument or transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest (other than as a shareholder or employee of the Company):

                  (A) Any director or officer of the Company or any of the Shareholders;

                  (B) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (a); or

                  (C) Any corporation, trust, partnership or other entity in which any of the persons described in clauses (a) or (b) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than two (2%) percent of the equity interest).

         2.17 ABSENCE OF CERTAIN CHANGES. Since 31 December 1997, and except as set forth on SCHEDULE 2.17: (a) the Company has operated its business in the ordinary course; (b) there has not been any change in the business, financial condition or results of operations of the Company that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (c) there has not been any damage, destruction or loss (whether or not covered by insurance) to the Company's assets that has had or is reasonably likely to have a material adverse effect on the Company or its assets or business; (d) except as disclosed in SCHEDULE 2.17, no customer has canceled or given written or oral notice of its intention to cancel, discontinue or substantially reduce its business with the Company; and (e) except as disclosed in SCHEDULE 2.17, the Company is not in default in any material respect and, to the knowledge of the Responsible Shareholders, no customer is in default in any material respect, under the Company's contracts with any customer, and each such contract is in full force and effect on the date of this Agreement, and such customer contracts contain no material changes from the standard form of agreement used by the Company (including, without limitation, any deviation from the standard warranties or limitation of the Company's liability).

         2.18 BOOKS AND RECORDS. Subject to the qualifications set forth in this Agreement, all books, records and other information (financial and otherwise), if any, provided by the Company or any Shareholder to Purchaser are true and correct and accurately reflect the existence of the Company's assets and the results of operations of the Company's business for the periods of time stated therein, and such books, records and financial information reflect revenues and income from the Company's business and not from other sources, except as expressly disclosed to Purchaser.

         2.19 ACCOUNTS RECEIVABLE AND PAYABLE. The accounts receivable outstanding as of the date of the Interim Financial Statements are, and the accounts receivable of the Company outstanding as of the Closing Date will be,
(a) valid and genuine accounts receivable arising only out of bona fide sales and delivery of goods, performance of services and other business transactions in the ordinary course of the Company's business consistent with past practice;
(b) subject to no asserted defenses, counterclaims or rights of setoff, and (c) except as set forth on

SCHEDULE 2.19, collectible within sixty (60) days after billing at the full recorded amount thereof less the recorded allowance for doubtful accounts reflected on the Interim Financial Statements. Except as set forth on SCHEDULE 2.19, no accounts payable of the Company are, as of the date of this Agreement, over sixty (60) days old.

         2.20     EMPLOYMENT AND LABOR MATTERS.


                  (A) SCHEDULE 2.20(A) sets forth (i) the number of all full-time and part-time employees of the Company; (ii) the number of independent contractors utilized by the Company and (iii) the name and compensation paid to each independent contractor, employee of or consultant to the Company who received salary, bonuses or other compensation for either of the Company's two most recently ended fiscal years in excess of $35,000.00.

                  (B) To the knowledge of the Responsible Shareholders, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the Immigration Reform and Control Act of 1986.

                  (C) Except as disclosed on SCHEDULE 2.20(C):

                           (i)      There are no charges, governmental audits,
investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Responsible Shareholders, threatened before any federal, state or local agency or court, and, to the knowledge of the Responsible Shareholders, no basis for any such matter exists;

                           (ii)     The Company is not a party to any union or
collective bargaining agreement, and, to the knowledge of the Responsible Shareholders, no union attempts to organize the employees of the Company have been made, and no such attempts are now threatened; and


                           (iii) The Company has not experienced any organized
slowdown, work interruption, strike, or work stoppage by its employees.

         2.21 INSURANCE. Except as described on SCHEDULE 2.21, all of the assets and business of the Company are insured in such amounts and against such losses, casualties or risks as are customary for similar properties and businesses, and
SCHEDULE 2.21 contains a list of all policies of insurance currently in force with respect to the Company and its assets and business.

         2.22 ENVIRONMENTAL MATTERS. To the knowledge of the Responsible Shareholders and except as set forth in SCHEDULE 2.22, there is no present or past Environmental Condition in any way relating to the business, properties or assets of the Company. "Environmental

Condition" means (a) the introduction into the environment of any pollution, including without limitation any contaminant, irritant or pollutant or other toxic or hazardous substance, in violation of any federal, state or local law, ordinance or governmental rule or regulations, as a result of any spill, discharge, leak, emission, escape, injection, dumping or release of any kind whatsoever of any substance or exposure of any type in any workplaces or to any medium, including without limitation air, land, surface waters or ground waters, or from any generation, transportation, treatment, discharge, storage or disposal of waste materials, raw materials, hazardous materials, biomedical waste including blood, toxic materials or products of any kind or from the storage, use or handling of any hazardous or toxic materials or other substances, as a result of which the Company has or may become liable to any person or by any reason of which any of the assets of the Company may suffer or be subjected to any lien, encumbrance or restriction of any nature, or (b) any noncompliance with any federal, state or local environmental law, rule, regulation or order as a result of or in connection with any of the foregoing.

         2.23 COMPANY PRODUCTS AND SERVICES. The Company's products and services conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Company, and there has not been during the last three (3) years any claim made against the Company by any customer of the Company or by any other person alleging that any product or service of the Company (including each version thereof that has been licensed or otherwise made available by the Company to any person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Company, and, to the knowledge of the Responsible Shareholders, there is not a reasonable basis for any such claim. No material product liability or warranty claims have been communicated in writing to or threatened in writing against the Company. To the knowledge of the Responsible Shareholders, the Company's products and services, as of the date hereof, during and after the calendar year 2000 A.D., include design, function and performance capabilities such that the Company's products and services shall not abnormally end and/or have invalid and/or incorrect results from and/or performance or functional degradation because of the then-current date. To the knowledge of the Responsible Shareholders, the design and function of the Company's products and services ensure year 2000 A.D. functionality and include, but are not limited to, date data century recognition, calculations that accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century. The Responsible Shareholders make no representations or warranties with respect to whether or not the products or services of any supplier (including licensors of software) to the Company are Year 2000 compliant or that the performance of such products, or the provision of such services, will not be interrupted by Year 2000 issues.

         2.24 SCHEDULES. All Schedules attached hereto are true, correct and complete in all material respects as of the date of this Agreement. Matters disclosed on each Schedule shall be deemed disclosed only for purposes of the matters to be disclosed in such Schedule and shall not be deemed to be disclosed for any other purpose unless specifically provided therein.

                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Shareholders as follows:

         3.1 ORGANIZATION AND STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with the full power and authority to carry on its business in the places and as it is now being conducted.

         3.2 AUTHORITY AND STATUS. Purchaser has the capacity and authority to execute and deliver this Agreement, to perform under it and to consummate the transactions contemplated by this Agreement without the necessity of any act or consent of any other person whomsoever. This Agreement and each and every agreement, document and instrument to be executed, delivered and performed by Purchaser in connection with this Agreement constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied with action at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         3.3 AGREEMENT DOES NOT VIOLATE OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.3, the execution and delivery of the Transaction Documents by Purchaser do not, and the consummation of the transactions contemplated hereby will not, (a) violate or conflict with any provision of the Certificate of Incorporation, as amended, or Bylaws, as amended, of Purchaser; (b) require any consent or approval under, conflict with, result in the breach, termination or acceleration of, or violate or constitute an occurrence of default under any provision of any mortgage, deed of trust, conveyance to secure debt, note, loan, lien, lease, agreement or instrument to which Purchaser is a party or by which the Purchaser or any of its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction, or decree applicable to Purchaser or any of Purchaser's properties.


                                   ARTICLE IV

                           COVENANTS AND UNDERTAKINGS

         4.1 COVENANTS NOT TO COMPETE. At Closing, the Responsible Shareholders will each enter into a Covenant Not to Compete with Purchaser and the Company substantially in the form of attached EXHIBIT 4.1 (the "Covenants Not to Compete").

         4.2 EMPLOYMENT AGREEMENTS. At Closing, the Responsible Shareholders shall each enter into an Employment Agreement with the Company in substantially the form attached hereto as EXHIBIT 4.2 (each an "Employment Agreement").

         4.3 [INTENTIONALLY OMITTED.]
         4.4 SHAREHOLDER CONSENT. Each Shareholder shall execute and deliver a Shareholder Consent and Power of Attorney substantially in the form of attached
EXHIBIT 4.4 (the "Shareholder Consent") appointing French to act as his, her or its attorney-in-fact for purposes of this Agreement and the obligations and covenants of such Shareholder hereunder. In such capacity French (and any successor of French in such capacity as provided in the Shareholder Consent) is referred to in this Agreement as the "Shareholders' Representative."

         4.5 CONSENTS AND APPROVALS. Each Responsible Shareholder agrees to use his, her or its best efforts to obtain the waiver, consent and approval of all persons whose waiver, consent or approval is required in order to consummate the transactions contemplated by this Agreement, or is required by any agreement, lease, instrument, arrangement, judgment, decree, order or license to which the Company or any Shareholder is a party or subject that would prohibit, or require the waiver, consent or approval of any person to such transactions, or under which the consummation of such transactions would constitute (or with notice or lapse of time would constitute) an event of default.

         4.6 [INTENTIONALLY OMITTED.]

         4.7 TERMINATION OF EMPLOYMENT AGREEMENTS. Each Responsible Shareholder severally agrees that any (a) employment agreement which provides for (i) a set or minimum term or employment, (ii) payment in lieu of notice of termination in excess of thirty (30) days' pay, or (iii) required notice of termination of more than thirty (30) days to which he, she or it is a party with the Company (other than the Employment Agreements), or (b) management agreement, will be terminated effective at the Closing without any further action by such Responsible Shareholder, the Company or Purchaser, and no party to any such agreement will have any liability or obligation thereunder of any nature or kind from and after the Closing Date.

         4.8 RESIGNATIONS. At the Closing, the Company will deliver to Purchaser resignations, effective on or before the Closing Date of each officer and each director resigning from all director and/or officer positions held by such person with the Company.


                                    ARTICLE V

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

         The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         5.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by the Shareholders in this Agreement or any document or instrument delivered to Purchaser or its representatives hereunder shall be true and correct on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date. Each Shareholder shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by such Shareholder on or prior to the Closing Date.

         5.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business of the Company, if such action, proceeding, investigation, regulation or legislation, in the good faith judgment of Purchaser, would make it inadvisable to consummate such transactions or would have a material adverse effect on the Company or its assets or business.

         5.3 NO MATERIAL ADVERSE CHANGE. There shall not have been any material adverse change in the business, assets, liabilities or condition, financial or otherwise, of the Company between the date of the Interim Financial Statements and the Closing Date.

         5.4 CONSENTS. The Shareholders shall have delivered to Purchaser the written consents of third parties and all governmental consents and approvals, if any, referred to in Section 4.5 hereof, which consents shall be in form, scope and substance reasonably satisfactory to Purchaser and its counsel.

         5.5 GOOD STANDING CERTIFICATE. Purchaser shall have received a Certificate of Existence or Good Standing from the State of Texas, and from each other state in which the Company is qualified to transact business as a foreign corporation, with respect to the Company as of the most recent practical date prior to the Closing Date.

         5.6 DUE DILIGENCE. Purchaser shall in all respects be satisfied in its discretion with the results of its due diligence investigation of the Company and its assets and business.

         5.7 OPINION OF COUNSEL. Purchaser shall have received an opinion of counsel to the Shareholders substantially in the form of attached EXHIBIT 5.7.


                                   ARTICLE VI

                           CONDITIONS PRECEDENT TO THE
                    OBLIGATIONS OF THE SHAREHOLDERS TO CLOSE

         The obligations of the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each and every one of the following conditions:

         6.1 REPRESENTATIONS TRUE AND COVENANTS PERFORMED AT CLOSING. The representations and warranties made by Purchaser in this Agreement or any document or instrument delivered to the Shareholders or their representatives hereunder shall be true and correct on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date. Purchaser shall have duly performed all of the agreements, covenants, acts and undertakings to be performed by it on or prior to the Closing Date.

         6.2 NO INJUNCTION, ETC. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit, or obtain substantial damages in respect of, or which is related to, or arises out of, this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE VII

                                     CLOSING

         7.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement will be held on 25 June 1998 or such other date as the parties may agree. The Closing shall commence at 10:00 a.m. at the offices of Medirisk, Inc., Two Piedmont Center, Suite 400, 3565 Piedmont Road, N.E., Atlanta, Georgia 30305-1502 or at such other time or place upon which the parties agree. The date on which Closing occurs shall be referred to as the "Closing Date."

         7.2  TRANSACTIONS AT CLOSING.  At the Closing:

                  (A) Each of the Shareholders shall deliver to Purchaser certificates for the Company Stock sold by such Shareholder to Purchaser, duly endorsed for transfer or accompanied by blank stock powers;

                  (B) The Responsible Shareholders shall deliver or cause to be delivered to Purchaser Certificates of Good Standing of the Company, as of the most recent practicable date, as contemplated by Section 5.5;

                  (C) As contemplated by Section 4.1, Purchaser, the Company and each of the Responsible Shareholders shall execute and deliver to each other the Covenants Not to Compete;

                  (D) As contemplated by Section 4.2, the Company and each of the Responsible Shareholders shall execute and deliver to each other the Employment Agreements;

                  (E) As contemplated by Section 4.4, each of the Shareholders shall execute and deliver to Purchaser a Shareholder Consent;

                  (F) Counsel for the Shareholders shall have delivered to Purchaser the form of opinion attached hereto as Exhibit 5.7; and

                  (G) Purchaser shall disburse the Purchase Consideration as set forth in SCHEDULE 1.2 (that portion thereof deliverable to the Shareholders who have tendered their certificates representing Company Stock to be allocated among such Shareholders as set forth on SCHEDULE 1.2 under the heading "Allocation of Purchase Consideration Among Shareholders").


                                  ARTICLE VIII

         SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION

         The parties shall have the mutual rights of indemnification set forth in Schedule 8 attached hereto.


                                   ARTICLE IX

                            [INTENTIONALLY OMITTED.]


                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1     NOTICES.

                  (A) All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, facsimile or mailed by nationally recognized overnight delivery service or by registered or certified mail, return receipt requested, first class postage prepaid, addressed as follows:

                  IF TO ANY SHAREHOLDER:

                       Robert P. French, Shareholders' Representative 4601 Huffman Court
                       Plano, Texas  75093

                       Facsimile:  (972) 620-5787

                  With a copy (which shall not constitute notice) to:

                       Homer B. Reynolds, III, Esq.
                       Law Offices of Homer B. Reynolds, III PC
                       NationsBank Tower, Suite 1021
                       101 East Park Boulevard
                       Plano, Texas  75074

                       Facsimile:  (972) 578-1262

                  IF TO PURCHASER:

                       Medirisk, Inc.
                       Two Piedmont Center, Suite 400
                       3565 Piedmont Road
                       Atlanta, Georgia 30305-1502

                       Attention:  Legal Department

                       Facsimile:  (404) 364-6703

                  (B) If delivered personally or by facsimile, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made and, if delivered by mail, the date on which such notice, request, instruction or document is received shall be the date of delivery.

                  (C) Any party hereto may change its address specified for notices herein by designating a new address by notice in accordance with this
Section 10.1.

         10.2 BROKERS. Purchaser represents and warrants to the Shareholders, and the Responsible Shareholders jointly and severally, and VHA severally, represent and warrant to Purchaser, that, except as disclosed in SCHEDULE 10.2, no broker or finder has acted for it or them or any entity controlling, controlled by or under common control with it or them in connection with this Agreement.

         10.3 FURTHER ASSURANCES. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

         10.4 WAIVER. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

         10.5 EXPENSES. All expenses incurred by the parties hereto in connection with or related to the authorization, preparation and execution of this Agreement and the Closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same. The Shareholders agree that the Company shall not pay any expenses in connection with or related to the authorization, preparation and execution of this Agreement or the Closing of the transactions contemplated hereby (all such expenses to be paid by the Shareholders from the Purchase Consideration according to their proportionate interests in the Company) and that, if the Company pays any such expenses, Shareholders shall promptly reimburse the Company for any amount so paid.

         10.6 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

         10.7 HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement.

         10.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations, warranties, or communications, whether oral or written, among the parties hereto relating to the transactions contemplated hereby or the subject matter herein. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an agreement in writing signed by the party against whom or which the enforcement of such change, waiver, discharge or termination is sought.

         10.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         10.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.11 PRONOUNS. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

         10.12 ARBITRATION. The parties hereto will attempt to resolve any controversy, claim or dispute arising under this Agreement promptly by negotiations between the parties. If any party reaches the conclusion that the controversy, claim or dispute cannot be resolved by unassisted negotiations, such party may request that such controversy, claim or dispute be settled by binding arbitration administered by the American Arbitration Association in accordance with its commercial arbitration rules and procedures, as in effect on the date of the commencement of arbitration proceedings. The arbitral tribunal shall consist of three members, with the claimant and respondent each appointing one arbitrator, and with the party-appointed arbitrators appointing the third, neutral arbitrator. The arbitrators selected pursuant to this provision shall be qualified by training, education, and experience to rule on the issues presented, and the chairperson of the tribunal shall be a lawyer experienced in the litigation of business disputes. The arbitration shall be held in Chicago, Illinois. The award shall be in writing and shall state the reasoning on which the award rests. A judgment on the award may be entered in any court of competent jurisdiction. The parties further agree that if a dispute is submitted to arbitration, the prevailing party shall be entitled to recover from the non-prevailing party the reasonable attorneys' fees incurred by the prevailing party in connection with the matter which is the subject of such proceeding.

         IN WITNESS WHEREOF, each party hereto has executed or caused this Agreement to be executed on its behalf, all on the day and year first above written.


                                    PURCHASER:

                                    MEDIRISK, INC.


                                    By:
                                       ---------------------------------
                                       Kenneth M. Goins, Jr.
                                       Executive Vice President &
                                       Chief Financial Officer


                                    SHAREHOLDERS:



                                    ------------------------------------
                                    MARSHA L. BALLARD



                                    ------------------------------------
                                    ROBERT P. FRENCH


                                    VHA SOUTHWEST, INC.



                                    By:
                                          ------------------------------
                                    Name:
                                          ------------------------------
                                    Title:
                                          ------------------------------